                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 1, 1999



                                     BETWEEN



                              TIC ACQUISITION LLC,
                               A DELAWARE LIMITED
                               LIABILITY COMPANY,



                                       AND



                       IRVINE APARTMENT COMMUNITIES, INC.,
                             A MARYLAND CORPORATION








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                                        TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

ARTICLE I.        THE MERGER.................................................................1

        1.1.   The Merger....................................................................1
        1.2.   Closing.......................................................................1
        1.3.   Effective Time................................................................2
        1.4.   Effects of the Merger.........................................................2
        1.5.   Certificate of Formation and Limited Liability Company Agreement..............2
        1.6.   Bylaws........................................................................2
        1.7.   Officers of Surviving Entity..................................................2
        1.8.   Tax Treatment.................................................................2

ARTICLE II.       EFFECT OF THE MERGER ON THE OWNERSHIP INTERESTS IN THE CONSTITUENT
                  ENTITIES...................................................................3

        2.1.   Effect on Company Stock.......................................................3
        2.2.   Acquiror Interests............................................................3
        2.3.   Company Options and Restricted Stock Units....................................3
        2.4.   Surrender and Payment.........................................................4

ARTICLE III.      REPRESENTATIONS AND WARRANTIES.............................................6

        3.1.   Representations and Warranties of the Company.................................6
        3.2.   Representations and Warranties of Acquiror...................................19

ARTICLE IV.       CONDUCT OF BUSINESS PENDING THE MERGER....................................21

        4.1.   Covenants of the Company.....................................................21
        4.2.   Advice of Changes; Government Filings........................................24

ARTICLE V.        ADDITIONAL AGREEMENTS.....................................................25

        5.1.   Preparation of Schedule 13E-3 and Proxy Statement; the Company
               Stockholders Meeting.........................................................25
        5.2.   Access to Information........................................................26
        5.3.   Approvals and Consents; Cooperation..........................................26
        5.4.   Stock Options and Restricted Stock...........................................27
        5.5.   Acquisition Proposals........................................................27
        5.6.   [Intentionally Omitted]......................................................29
        5.7.   Withholding/Foreign Persons..................................................29
        5.8.   Public Announcements.........................................................29
        5.9.   Director and Officer Liability...............................................29
        5.10.  Payment of Dividends.........................................................29
        5.11.  Further Assurances...........................................................30

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
ARTICLE VI.       CONDITIONS PRECEDENT......................................................30

        6.1.   Conditions to Each Party's Obligation to Effect the Merger...................30
        6.2.   Additional Conditions to Obligations of Acquiror.............................30
        6.3.   Additional Conditions to Obligations of the Company..........................31

ARTICLE VII.      TERMINATION AND AMENDMENT.................................................32

        7.1.   Termination..................................................................32
        7.2.   Expenses.....................................................................33
        7.3.   Effect of Termination........................................................35
        7.4.   Amendment....................................................................35
        7.5.   Extension; Waiver............................................................35

ARTICLE VIII.     GENERAL PROVISIONS........................................................36

        8.1.   Non-Survival of Representations, Warranties and Agreements; No Other
               Representations and Warranties...............................................36
        8.2.   Notices......................................................................36
        8.3.   Interpretation...............................................................36
        8.4.   Counterparts.................................................................37
        8.5.   Entire Agreement; No Third Party Beneficiaries...............................37
        8.6.   Governing Law................................................................37
        8.7.   Severability.................................................................37
        8.8.   Assignment...................................................................38
        8.9.   Enforcement..................................................................38
        8.10.  Definitions..................................................................38

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

                                   GLOSSARY OF DEFINED TERMS

                                                                                   LOCATION OF
DEFINITION                                                                        DEFINED TERM

Acquisition Proposal...............................................................Section 5.5
Acquiror..............................................................................Preamble
Affiliate.........................................................................Section 8.10
Agreement.............................................................................Preamble
Alternative Transaction........................................................Section 7.2.(e)
Articles of Merger.................................................................Section 1.3
Board of Directors................................................................Section 8.10
Break-Up Fee....................................................................Section 7.2(f)
Business Day......................................................................Section 8.10
Certificate of Merger..............................................................Section 1.3
Certificates....................................................................Section 2.4(b)
Closing............................................................................Section 1.2
Closing Date.......................................................................Section 1.2
Code.........................................................................Section 3.1(i)(i)
Company...............................................................................Preamble
Company Affiliate.................................................................Section 8.10
Company Benefit Plans........................................................Section 3.1(n)(i)
Company Common Stock..................................................................Recitals
Company Disclosure Letter.........................................................Section 8.10
Company Permits.................................................................Section 3.1(g)
Company Properties..............................................................Section 3.1(k)
Company Stock Option Plans........................................................Section 8.10
Company Stockholders Meeting....................................................Section 5.1(c)
Company Sub.......................................................................Section 8.10
DLLCA.................................................................................Recitals
Effective Time.....................................................................Section 1.3
Encumbrances....................................................................Section 3.1(k)
Environmental Laws..............................................................Section 3.1(l)
ERISA........................................................................Section 3.1(n)(i)
Exchange Act...............................................................Section 3.1(d)(iii)
Exchange Agent..................................................................Section 2.4(a)
Expenses........................................................................Section 7.2(a)
GAAP.........................................................................Section 3.1(e)(i)
Governmental Entity........................................................Section 3.1(d)(iii)
HSR Act.....................................................................Section 3.1(d)(ii)
Indebtedness................................................................Section 3.1(m)(ii)
IRS..........................................................................Section 3.1(n)(i)
Knowledge.........................................................................Section 8.10
Liens.......................................................................Section 3.1(c)(ii)
Maryland Department................................................................Section 1.3


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

Matching Transaction............................................................Section 5.5(b)
Material Adverse Effect...........................................................Section 8.10
Material Contract............................................................Section 3.1(m)(i)
Merger................................................................................Recitals
Merger Consideration...............................................................Section 2.1
MGCL..................................................................................Recitals
Non-Employee Option.............................................................Section 2.3(b)
NYSE.......................................................................Section 3.1(d)(iii)
OP...........................................................................Section 3.1(e)(i)
OP Units..........................................................................Section 8.10
Option.......................................................................Section 3.1(n)(v)
Organizational Documents..........................................................Section 8.10
Outside Date....................................................................Section 7.1(b)
Person............................................................................Section 8.10
Property Restrictions...........................................................Section 3.1(k)
Proxy Statement.................................................................Section 5.1(b)
REIT........................................................................Section 3.1(i)(ii)
Required Company Votes............................................................Section 8.10
Required Regulatory Approvals.....................................................Section 8.10
Restricted Stock Unit Agreement.............................................Section 3.1(n)(vi)
Retention Agreement.............................................................Section 2.3(a)
Schedule 13E-3..................................................................Section 5.1(a)
SEC.............................................................................Section 3.1(a)
SEC Reports..................................................................Section 3.1(e)(i)
Securities Act...............................................................Section 3.1(e)(i)
Special Committee.....................................................................Recitals
Stock Option Agreement.......................................................Section 3.1(n)(v)
Subsidiary........................................................................Section 8.10
Superior Proposal...............................................................Section 5.5(b)
Surviving Entity...................................................................Section 1.1
Tax...............................................................................Section 8.10
Taxable...........................................................................Section 8.10
Taxes.............................................................................Section 8.10
Tax Return........................................................................Section 8.10
Terminating Acquiror Breach.....................................................Section 7.1(h)
Terminating Company Breach......................................................Section 7.1(g)
The other party...................................................................Section 8.10
Third Party.......................................................................Section 8.10
TIC.............................................................................Section 3.1(q)
Trust........................................................................Section 3.1(e)(i)
Trust Shares......................................................................Section 8.10
Violation...................................................................Section 3.1(d)(ii)


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               This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1999
(this "Agreement"), by and between TIC Acquisition LLC, a Delaware limited liability company ("Acquiror"), and Irvine Apartment Communities, Inc., a
Maryland corporation (the "Company").

                              W I T N E S S E T H :

               WHEREAS, (i) each of the Board of Directors of the Company and a special committee thereof comprised entirely of non-management independent directors not affiliated with the Acquiror or any of its Affiliates (the
"Special Committee") has determined that the Merger (as defined below) is advisable and in the best interests of its stockholders and (ii) each of the Board of Directors of the Company, the Special Committee and the Managing Member of Acquiror have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common
Stock") will be converted into the right to receive cash;

               WHEREAS, in order to effectuate the foregoing, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the "DLLCA") and the Maryland
General Corporation Law (the "MGCL"), will merge with and into Acquiror (the
"Merger"); and

               WHEREAS, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

        1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the MGCL, the Company shall be merged with and into Acquiror at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Acquiror shall continue as the surviving entity (hereinafter sometimes called the "Surviving Entity") in accordance with the DLLCA and the MGCL.

        1.2. CLOSING. The closing of the Merger (the "Closing") will take place on the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article
VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham &
Watkins,


650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, unless another place is agreed to in writing by the parties hereto.

        1.3. EFFECTIVE TIME. Upon the Closing, the parties shall (i) file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DLLCA, (ii) file with the Maryland State Department of Assessments and Taxation (the "Maryland Department") the articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MGCL and (iii) make all other filings, recordings or publications required under the DLLCA and MGCL in connection with the Merger. The Merger shall become effective at 5:00 p.m., New York City time, on the later of the date of (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DLLCA and (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL, or at such other time as the parties may agree and specify in such filings in accordance with applicable law (the time the Merger becomes effective being the "Effective Time").

        1.4. EFFECTS OF THE MERGER. At the Effective Time, Acquiror shall continue in existence as the Surviving Entity, and without further transfer, succeed to and possess all of the rights, privileges and powers of the Company, and all of the assets and property of whatever kind and character of the Company shall vest in Acquiror without further act or deed; thereafter, Acquiror, as Surviving Entity, shall be liable for all of the liabilities and obligations of the Company (including the Retention Agreements), and any claim or judgment against the Company may be enforced against Acquiror, as the Surviving Entity, in accordance with the DLLCA and the MGCL. At and after the Effective Time, the Merger will have the effects set forth in the DLLCA and the MGCL.

        1.5. CERTIFICATE OF FORMATION AND LIMITED LIABILITY COMPANY AGREEMENT. The certificate of formation and limited liability company agreement of Acquiror as in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

        1.6. BYLAWS. The bylaws of Acquiror as in effect at the Effective Time shall be the bylaws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

        1.7. OFFICERS OF SURVIVING ENTITY. The officers of Acquiror shall be the officers of the Surviving Entity, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly appointed and qualified, as the case may be.

        1.8. TAX TREATMENT. The parties intend that, for United States federal and applicable state income tax purposes, the Merger shall be treated as if the Company had transferred all of its assets and liabilities to Acquiror in a taxable transaction in exchange for the Merger

Consideration and then completely liquidated. Acquiror and the Company shall each report the Merger for federal and applicable state income tax purposes consistently with the above described treatment.

                                   ARTICLE II.
                 EFFECT OF THE MERGER ON THE OWNERSHIP INTERESTS
                           IN THE CONSTITUENT ENTITIES

        2.1. EFFECT ON COMPANY STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, each issued and outstanding share of Company Common Stock shall be converted into the right to receive $34.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, the Merger Consideration.

        2.2. ACQUIROR INTERESTS. At and after the Effective Time, each membership interest in Acquiror issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding membership interest in Acquiror and shall not be affected by the Merger. Each membership interest in Acquiror that is issued but not outstanding shall remain an issued but not outstanding membership interest in Acquiror and shall not be affected by the Merger.

        2.3. COMPANY OPTIONS AND RESTRICTED STOCK UNITS.

               (a) The Company shall take all actions necessary to assure that, prior to the Effective Time, each Option (other than the Options referred to subsection 2.3(b)) and each Restricted Stock Unit Agreement (and any dividend equivalents relating thereto) (and each right to any award under any Company Stock Option Plan) shall be canceled in accordance with the terms of the letter agreement dated as of January 22, 1999 between the Company and the holder thereof (a "Retention Agreement").

               (b) The Company shall take all actions necessary to assure that, prior to the Effective Time, each outstanding Option (i) under the Company's 1993 Stock Option Plan for Directors or (ii) held by James Mead (a "Non-Employee Option"), whether or not then exercisable or vested, shall be canceled, and, in consideration of such cancellation, the Company shall pay the holder of such Non-Employee Option an amount in cash in respect thereof equal to the product of
(x) the excess (if any) of the Merger Consideration over the exercise price thereof, and (y) the number of shares of Company Common Stock with respect to which such Non-Employee Option is then exercisable and vested (such payment to be net of withholding taxes applicable thereto). Each Non-Employee Option shall be canceled with respect to all shares of Company Common Stock subject to such Non-Employee Option, including shares of Company Common Stock with respect to which such Non-Employee Option is not then exercisable or vested.

               (c) The Company shall take all actions necessary to assure that, on and after the date of this Agreement, (i) no awards are granted under any Company Stock Option Plan, (ii) except as provided in the Retention Agreements, no Option or Restricted Stock Unit Agreement (or any dividend equivalents relating thereto) is amended, modified or terminated, and (iii) except as provided in the Retention Agreements, no other actions are taken that accelerate the vesting or exercisability of any Option or Restricted Stock Unit Agreement (or any dividend equivalents relating thereto) or otherwise change the rights of the holder of any Option or Restricted Stock Unit Agreement (or any dividend equivalents relating thereto), and (iv) that there are no options, warrants or other rights to acquire stock from the Company (other than the Options and Restricted Stock Unit Agreements (and dividend equivalents relating thereto) set forth on Schedules 3.1(n)(v) and 3.1(n)(vi) to the Company Disclosure Letter.

        2.4. SURRENDER AND PAYMENT.

               (a) Exchange Agent. Prior to the Effective Time, pursuant to an agreement in form and substance reasonably acceptable to the Special Committee, Acquiror shall appoint an agent, who shall be reasonably acceptable to the Special Committee (the "Exchange Agent"), for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Acquiror will make available to the Exchange Agent, as needed, the Merger Consideration (in immediately available funds) to be paid in respect of the shares of Company Common Stock.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest thereon, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

               (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock (i) on or after the date of this Agreement in a manner that does not violate the terms of this Agreement or (ii) prior to the date of this Agreement and which, in either case, remain unpaid at the Effective Time, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

               (d) Unclaimed Funds. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by holders of the Certificates for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Acquiror for payment of their claim for Merger Consideration.

               (e) No Liability. None of Acquiror, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined below), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

               (f) Investment of Funds. The Exchange Agent shall invest any Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a), as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

               (g) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate, to which such Person is entitled pursuant hereto.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

        3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquiror as follows:

               (a) Organization, Standing and Power. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. The copies of the Organizational Documents of the Company filed with the Securities and Exchange Commission (the "SEC") are true, complete and correct copies of such documents as amended and in effect on the date of this Agreement.

               (b) Company Subsidiaries. Schedule 3.1(b) to the Company Disclosure Letter sets forth each Subsidiary of the Company and the ownership interest therein of the Company. Each Company Sub that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company Subs that is a partnership, limited partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. True, complete and correct copies of the partnership agreement and trust declaration, as applicable, of the Company Subs, each as amended to the date of this Agreement, have been previously delivered or made available to Acquiror.

               (c) Capital Structure.

                      (i) As of the date of this Agreement, the authorized stock of the Company consists of (A) 150,000,000 shares of Company Common Stock, of which 20,163,642 shares are outstanding, (B) 160,000,000 shares of excess stock, par value $.01 per share, of which no shares are outstanding, and (C) 10,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding. All issued and outstanding shares of stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and, except as disclosed in
        Schedule 3.1(c)(i) to the Company Disclosure Letter, no class of stock of the Company is entitled to preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants or other rights to acquire stock from the Company other than (1) Options representing in the aggregate the right to purchase 671,333 shares of Company Common Stock under the Company Stock

        Option Plans, (2) Restricted Stock Units outstanding under the Company Stock Plans which may, in the Company's discretion, be settled by the delivery of an aggregate of 202,000 shares of Company Common Stock granted under the Company Stock Option Plans, and (3) as set forth on
        Schedule 3.1(c)(i) to the Company Disclosure Letter. There are no stock appreciation rights relating to the stock of the Company. Except as disclosed in Schedule 3.1(c)(i) to the Company Disclosure Letter, as of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

                      (ii) Schedule 3.1(c)(ii) to the Company Disclosure Letter sets forth the equity ownership of each Company Sub (it being understood that such representation with respect to securities held by any entity other than the Company or any Company Sub is made only to the extent of the Knowledge of the Company). Except as set forth on Schedule 3.1(c)(ii) to the Company Disclosure Letter, (A) all of the outstanding shares of stock of each Company Sub that is a corporation have been duly authorized, validly issued, fully paid and nonassessable, and are owned by the Company free and clear of all liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any thirty party ("Liens") and (B) all equity interests in each Company Sub that is a partnership, limited partnership, joint venture, limited liability company or trust are owned by the Company or one or more Company Subs free and clear of all Liens. Except as set forth on Schedule 3.1(c)(ii) to the Company Disclosure Letter, there are no outstanding options, warrants or other rights to acquire ownership interests from the Company Subs. Except as disclosed in Schedule 3.1(c)(ii) to the Company Disclosure Letter, as of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company Subs having the right to vote on any matters on which holders of equity in the Company Subs are entitled to vote are issued or outstanding.

                      (iii) Except as otherwise set forth in this Section 3.1(c) or in Schedule 3.1(c)(i) or 3.1(c)(ii) to the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or the Company Subs is a party or by which any of them is bound obligating the Company or the Company Subs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock or other voting securities of the Company or the Company Subs or obligating the Company or the Company Subs to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, other than as set forth in Schedule 3.1(c)(i) or 3.1(c)(ii) to the Company Disclosure Letter, there are no outstanding obligations of the Company or the Company Subs to repurchase, redeem or otherwise acquire any shares of stock of the Company or shares of stock or other ownership interests of the Company Subs.

               (d) Authority; No Conflicts.

                      (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the approval of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                      (ii) Except as set forth in Schedule 3.1(d)(ii) to the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of the Company or the Company Subs or (B) except as would not have a Material Adverse Effect on the Company and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company Subs or their respective properties or assets.

                      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to the Company or the Company Subs in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the DLLCA and the MGCL with respect to the filing and recordation of appropriate merger documents, (C) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (D) rules and regulations of the New York Stock Exchange (the "NYSE"), and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

               (e) Reports and Financial Statements.

                      (i) Each of the Company, Irvine Apartment Communities, L.P., a Delaware limited partnership (the "OP"), and IAC Capital Trust, a Delaware business trust (the "Trust"), has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since, in each case, the later of (i) January 1, 1996 and (ii) its formation (collectively, including all exhibits thereto, the "SEC Reports"). No other Company Sub is required to file any form, report or other document with the SEC. None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the SEC Reports presents fairly, in all material respects, (i) the consolidated financial position and consolidated results of operations and cash flows of the Company and the OP and (ii) the financial position and results of operations and cash flows of the Trust, as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount. All of such SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and the rules and regulations promulgated thereunder.

                      (ii) Except for liabilities and obligations referred to in any of the SEC Reports (including, without limitation, the financial statements included therein) filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since September 30, 1998, neither the Company nor any Company Sub has any liabilities or obligations of any nature which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

               (f) Schedule 13E-3; Proxy Statement.

                      (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 (except for information about Acquiror or any of its Affiliates) will, on the date the Schedule 13E-3 is first mailed to the Company's stockholders or at the time of the Company Stockholders

        Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company should occur and is required to be described in an amendment of, or a supplement to, the
        Schedule 13E-3, the Company shall promptly furnish Acquiror with a description of such event. For purposes of this subsection 3.1(f)(i), any statement which is made or incorporated by reference in the Schedule 13E-3 shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Schedule 13E-3 or any statement included in the Schedule 13E-3 modifies or supersedes such earlier statement.

                      (ii) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (except for information about Acquiror or any of its Affiliates furnished by Acquiror or any of its Affiliates to the Company) will, on the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event (other than an event with respect to the Acquiror or any of its Affiliates) should occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. If at any time prior to the Effective Time any event with respect to the Acquiror or any of its Affiliates should occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement, upon receipt of a description of such event from Acquiror or any of its Affiliates, such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. For purposes of this subsection 3.1(f)(ii), any statement which is made or incorporated by reference in the Proxy Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or any statement included in the Proxy Statement modifies or supersedes such earlier statement

               (g) Compliance with Applicable Laws; Regulatory Matters. Except as disclosed in any of the SEC Reports, the Company and the Company Subs hold, and are in compliance with the terms of, all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses, taken as a whole (the "Company Permits"), except where the failure so to hold or comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in any of the SEC Reports, the businesses of the Company and the Company Subs are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental

Entity, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. As of the date of this Agreement, except as disclosed in any SEC Report, no investigation by any Governmental Entity with respect to the Company or the Company Subs is pending or, to the Knowledge of the Company, threatened, other than investigations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

               (h) Litigation. Except as disclosed in any of the SEC Reports or in Schedule 3.1(h) to the Company Disclosure Letter, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending (it being understood that such representation with respect to any litigation, arbitration, claim, suit, action, investigation or proceeding being handled by representatives of the Acquiror or its Affiliates on behalf of the Company is made only to the extent of the Knowledge of the Company) or, to the Knowledge of the Company, threatened, against or affecting the Company or the Company Subs which, individually or in the aggregate, would have a Material Adverse Effect on the Company, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or the Company Subs which, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof, except as set forth in
Schedule 3.1(h) to the Company Disclosure Letter, (i) there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending against or affecting the Company or its Directors relating to this Agreement or the transactions contemplated hereby, and (ii) to the Knowledge of the Company, there is no injunction, judgment, order, decree, ruling or charge in effect against the Company, any of the Directors of the Company or any Company Sub which would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of Acquiror or any of its Subsidiaries to own its or the Company's or any Company Sub's assets and to operate its or the Company's or any Company Sub's businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

               (i) Taxes.

                      (i) Each of the Company and each Company Sub has (A) filed on a timely basis all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are accurate and complete in all material respects; and (B) paid (or the Company has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and, except as disclosed in any of the SEC Reports or in Schedule 3.1(i)(i) to the Company Disclosure Letter, the most recent financial statements contained in any of the SEC Reports reflect an adequate reserve for all material Taxes payable by the Company (and by those Company Subs whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. The accruals and reserves for Taxes (including deferred Taxes) reflected in the books and records of the Company (and such Company Subs) as of the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover Taxes required to be accrued through such date (including Taxes being contested) in accordance with GAAP applied on a consistent basis with the financial statements contained in any of the SEC Reports. True, correct and complete copies of all federal, state, local and foreign Tax Returns for the Company and each Company Sub, and all written communications relating thereto, have been delivered or made available to representatives of Acquiror. Since January 1, 1998, the Company has not incurred and does not expect to incur any liability for taxes under Section 857(b), 860(c) or 4981 of the Internal Revenue Code of 1986, as amended (the "Code"), and neither the Company nor any Company Sub has incurred any material liability for Taxes other than in the ordinary course of business. The Company has not elected and will not elect to pay tax on any capital gain recognized on or after January 1, 1998, including but not limited to gain recognized as a result of the Merger. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding two sentences will be imposed upon the Company. Except as set forth on
        Schedule 3.1(i)(i) to the Company Disclosure Letter, to the Knowledge of the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subs, and no requests for waivers of the time to assess any such Taxes are pending. To the Knowledge of the Company, Schedule 3.1(i)(i) to the Company Disclosure Letter sets forth (i) the taxable years of the Company and the Company Subs as to which the respective statutes of limitations for assessment of federal, state and foreign income or franchise Taxes have not expired, and (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which extensions to file Tax Returns have been requested and such Tax Returns have not yet been filed.

                      (ii) The Company (A) for all taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated, and will continue to operate, in such a manner as to qualify as a REIT for the tax year ending upon the Closing Date, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the Company's Knowledge, no such challenge is pending or threatened. The OP and each other Company Sub that is a partnership has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association or publicly traded partnership taxable as a corporation. The Trust (W) for its taxable year ended December 31, 1998 has been organized and has operated in conformity with the requirements for REIT qualification under the Code, (X) will, in a timely fashion, elect to be treated as a REIT for the taxable year ended December 31, 1998, (Y) during the portion of its taxable year from January 1, 1999 through the date hereof has been organized and has operated, and through the Closing Date will continue to be organized and to operate, in conformity with the requirements for REIT qualification under the Code, and (Z) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to the Company's Knowledge, no such challenge is pending or threatened. Each other Company Sub has been since its formation, and continues to be treated for federal income tax purposes as a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. To the Knowledge of the Company, neither the Company nor any Company Sub holds any asset (A) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (B) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

               (j) No Payments to Employees, Officers or Directors. Except as set forth on Schedule 3.1(j) to the Company Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of the Merger, with respect to any employee, officer or director of the Company or any Company Sub.

               (k) Properties. Except as provided in Schedule 3.1(k) to the Company Disclosure Letter, the Company or one of the Company Subs owns fee simple or leasehold, as applicable, title to each of the real properties identified (as to fee simple property or leasehold property) in Schedule 3.1(k) to the Company Disclosure Letter (the "Company Properties"). The Company Properties are not subject to liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") and which could cause, individually or in the aggregate, a Material Adverse Effect on the Company. The Company Properties (other than the Company Properties under development) are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in Schedule 3.1(k) to the Company Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property (other than the Company Properties under development), (iii) Encumbrances and Property Restrictions disclosed on existing title reports, existing title policies or existing surveys (in either case copies of which title reports, title policies and surveys have been delivered or made available to Acquiror; provided, however, that platting of development land will not be shown on existing title reports or existing title policies) and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the current use of any of the Company Properties subject thereto or affected thereby, and would not otherwise have a Material Adverse Effect on the Company. Except as provided in

Schedule 3.1(k) to the Company Disclosure Letter, valid policies of title insurance have been issued insuring the Company's or the applicable Company Sub's fee simple or leasehold, as applicable, title to the Company Properties in amounts at least equal to the purchase price (or in the case of leasehold properties, imputed value) thereof, subject only to the matters disclosed above, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided in
Schedule 3.1(k) to the Company Disclosure Letter, (i) the Company has no Knowledge that any material certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties (other than the Company Properties under development) or any agreement, easement or other right which is necessary to permit the current use of the buildings and improvements on any of the Company Properties (other than the Company Properties under development) or which is necessary to permit the current use of all driveways, roads, and other means of egress and ingress to and from any of the Company Properties (other than the Company Properties under development) has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, in each case which would materially detract from the value of or materially interfere with the current use of any of the Company Properties; (ii) the Company has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any governmental authority; (iii) the Company has no Knowledge of any structural defects relating to the Company Properties which would materially detract from the value of or materially interfere with the current use of any of the Company Properties; (iv) the Company has no Knowledge of any Company Properties whose building systems are not in working order in any material respect; (v) the Company has no Knowledge of any physical damage to any Company Property in excess of $50,000 for which there is no insurance in effect covering the cost of the restoration; and (vi) the Company has no Knowledge of any current renovation or restoration (not including recurring capital expenditures) to any Company Property the remaining cost of which exceeds $50,000. The Company has no Knowledge of any Property Restrictions on any Company Property under development that are likely to materially detract from the value of or materially interfere with the proposed use of such Company Property (other than Property Restrictions which the Company has no reason to believe it will be unable to have removed prior to the proposed occupancy of the Company Property). The Company has no Knowledge that any governmental authority having jurisdiction over any Company Property under development has denied or rejected any application by the Company for a certificate, permit or license with respect to such Company Property, which denial or rejection is likely to materially detract from the value of or materially interfere with the proposed use of such Company Property. The Company has received no notice of any material violation of any zoning, building or similar law, code, ordinance or regulation which applies to the Company Properties under development. Neither the Company nor any of the Company Subs has received any notice to the effect that (A) any condemnation or adverse rezoning proceedings are pending or threatened with respect to any of the Company Properties or (B) any zoning, building or similar law, code, ordinance or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties (other than the Company Properties under development) or by the continued maintenance, operation or use of the parking areas except where such proceedings or violations could not have, individually or in the aggregate, a Material Adverse Effect on the Company. All material work to be performed, material payments to be made and material actions to be taken by the Company or the Company Subs prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Company Properties has been performed, paid or taken, as the case may be, in all material respects.

               (l) Environmental Liability. Except as disclosed in any of the SEC Reports or as set forth in Schedule 3.1(l) to the Company Disclosure Letter, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would result in the imposition, on the Company or the Company Subs, of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subs, which liability or obligation would have a Material Adverse Effect on the Company. To the Knowledge of the Company, except as disclosed in any of the SEC Reports or in Schedule 3.1(l) to the Company Disclosure Letter, during or, with respect to Company Properties not located within that certain area of Orange County, California commonly known as the Irvine Ranch, prior to the period of (i) its or any of the Company Sub's ownership or operation of any of their respective current properties, (ii) its or any of the Company Sub's participation in the management of any property, or (iii) its or any of the Company Sub's holding of a security interest or other interest in any property, there were no releases or threatened releases (which release would represent a violation of, or is likely to lead to liability under, any Environmental Law) of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of the Company Subs is subject to any written agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have a Material Adverse Effect on the Company.

               (m) Contracts; Debt Instruments.

                      (i) To the Knowledge of the Company, neither the Company nor any Company Sub is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding (each, a "Material Contract") to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.1(m)(i) to the Company Disclosure Letter. To the Knowledge of the Company, a true, complete and correct copy of each Material Contract that has not been filed as an exhibit to any of the SEC Reports has been previously delivered or made available to Acquiror, and a list of all Material Contracts that have not been filed as an exhibit to any of the SEC Reports is set forth on Schedule 3.1(m)(i) to the Company Disclosure Letter.

                      (ii) Except for any of the following disclosed in any of the SEC Reports, Schedule 3.1(m)(ii) to the Company Disclosure Letter sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subs in an aggregate principal amount of in excess of $100,000 per item is outstanding or may be incurred and (y) the respective principal amounts of all material Indebtedness of the Company or any Company Sub (categorized to a level of specificity that the Acquiror acknowledges is sufficient) outstanding on December 31, 1998. For purposes of this Section 3.1(m)(ii), "Indebtedness" shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such Indebtedness of any other Person.

               (n) Employee Benefit Plans; Labor Matters.

                      (i) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any Company Stock Option Plan and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), to which the Company or any Company Sub is a party, which is maintained, administered or contributed to by the Company or any Company Sub or Company Affiliate which the Company or any Company Sub or Company Affiliate has maintained, administered or contributed to, or with respect to which the Company or any Company Sub or Company Affiliate has or could incur liability under the Code or ERISA (the "Company Benefit Plans"), the Company has made available to Acquiror a true and complete copy of (A) such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (C) each trust or other funding arrangement relating to such Company Benefit Plan, (D) the most recent summary plan description related to each Company Benefit Plan for which a summary plan description is required,
        (E) the most recent actuarial report (if applicable) relating to an Company Benefit Plan and (F) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

                      (ii) Each of the Company Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter that would have a Material Adverse Effect on the Company.

                      (iii) Each of the Company Benefit Plans has been administered and operated in accordance with the terms thereof and has complied, in form and in operation, with ERISA, the Code and any other applicable law, except to the extent any failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                      (iv) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Company Sub could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

                      (v) Schedule 3.1(n)(v) to the Company Disclosure Letter sets forth with respect to each Option (an "Option") to purchase shares of Company Common Stock under any Company Stock Option Plan, whether or not then exercisable or vested, that is outstanding on the date of this
        Agreement: (i) the name of the holder of such Option, (ii) the number of shares of Company Common Stock with respect to which such Option is then exercisable and vested, (iii) the grant date of each Option and a listing of each Option which was granted pursuant to a Stock Option Agreement (each, a "Stock Option Agreement") which is not in the form of Stock Option Agreement previously provided to Acquiror, and (iv) the per share exercise price of such Option.

                      (vi) Schedule 3.1(n)(v) to the Company Disclosure Letter sets forth with respect to each Restricted Stock Unit Agreement (including any dividend equivalents relating thereto) (a "Restricted Stock Unit Agreement") under any Company Stock Option Plan, whether or not then vested, that is outstanding on the date of this Agreement: (i) the name of the holder of such Restricted Stock Unit Agreement, (ii) the number of Restricted Stock Units subject to such Restricted Stock Unit Agreement, and (iii) the grant date of each award of Restricted Stock Units and a listing of each award which was granted pursuant to a Restricted Stock Unit Agreement which is not in the form of Restricted Stock Unit Award Agreement previously provided to Acquiror.

                      (vii) Except for the Options and Restricted Stock Unit Agreements (including any dividend equivalents relating thereto) disclosed in Schedule 3.1(n)(v) or 3.1(n)(vi) to the Company Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding awards under any Company Stock Option Plan, and (ii) there are no outstanding options, warrants or other rights to acquire stock from the Company.

                      (viii) Schedule 3.1(j) to the Company Disclosure Letter sets forth a list of each Retention Agreement.

                      (ix) There is no pending labor dispute, strike or work stoppage against the Company or any Company Sub which may interfere with the respective business activities of the Company or any Company Sub, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company. There is no pending charge or complaint against the Company or any Company Sub by the National

        Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect on the Company.

               (o) Absence of Certain Changes or Events. Except as disclosed in any of the SEC Reports or in Schedule 3.1(o) to the Company Disclosure Letter, since September 30, 1998 through the date of this Agreement, (A) each of the Company and the Company Subs has conducted its business in the ordinary course and has not incurred any material liability, except in the ordinary course of their respective businesses; and (B) there has not been any change in the business, financial condition or results of operations of the Company or the Company Subs that has had, or will have, a Material Adverse Effect on the Company.

               (p) Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock in favor of the Merger is the only vote of the holders of any class or series of the Company's stock required by the Organizational Documents of the Company or any Company Sub or applicable law to approve, on behalf of the Company, this Agreement, the Merger and the other transactions contemplated by this Agreement.

               (q) Related Party Transactions. Set forth in Schedule 3.1(q) to the Company Disclosure Letter is a list of all material arrangements, agreements and contracts (other than arrangements, agreements and contracts to which The Irvine Company, a Delaware corporation ("TIC"), or a wholly-owned subsidiary of TIC is a party and other than any such arrangement, agreement or contract filed as an exhibit to any SEC Report, substantially identical in form to any such exhibit or substantially identical in form to the forms of option agreement, restricted stock unit agreement and performance award agreement previously provided to Acquiror) entered into by the Company or any of the Company Subs, on the one hand, and any Person who is an officer, director or affiliate of the Company or any of the Company Subs, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, on the other hand. Copies of all such documents have previously been delivered or made available to Acquiror.

               (r) State Takeover Laws. The Board of Directors of the Company has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state. Title 3, Subtitles 6 and 7 of the MGCL do not apply to the Merger or to any other business combination (as defined in the MGCL) between the Company (or any affiliate thereof) and the Acquiror (or any affiliate thereof) or to limit the voting rights of the Acquiror as a holder of Company Common Stock.

               (s) Brokers or Finders. Other than Morgan Stanley & Co. Incorporated, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Sub.

               (t) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. Incorporated dated the date of this

Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Acquiror and its Affiliates).

        3.2. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to the Company as follows:

               (a) Organization, Standing and Power. Acquiror has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Acquiror is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror. Acquiror was organized on December 1, 1998. A true, correct and complete copy of the Limited Liability Company Operating Agreement of Acquiror has previously been delivered or made available to the Company. Since the date of its organization, Acquiror has not engaged in any activities other than in connection with arranging any financing required to consummate the transactions contemplated hereby.

               (b) Authority; No Conflicts.

                      (i) Acquiror has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                      (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of:
        (A) any provision of the Organizational Documents of Acquiror or (B) except as would not have a Material Adverse Effect on Acquiror and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets.

                      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for

        (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clauses (A),
        (B) or (C) of Section 3.1(d)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on Acquiror or impair or delay the ability of Acquiror to consummate the transactions contemplated hereby.

               (c) Available Funds. Acquiror has, and will maintain until the Effective Time, cash or cash equivalents on hand in the amount of not less than $150 million. Acquiror has or will have available, prior to the Effective Time, sufficient funds to enable it to consummate the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.

               (d) Schedule 13E-3; Proxy Statement.

                      (i) None of the information supplied or to be supplied by Acquiror or any of its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 (except for (A) information about the Company furnished by the Company to Acquiror and (B) information in the Proxy Statement which is incorporated by reference in the Schedule 13E-3 (except for the information in the Proxy Statement about Acquiror or any of its Affiliates furnished by Acquiror or any of its Affiliates to the Company)) will, on the date the Schedule 13E-3 is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event (other than an event with respect to the Company) should occur and is required to be described in an amendment of, or a supplement to, the Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed by Acquiror with the SEC and, as required by law, disseminated to the stockholders of the Company. If at any time prior to the Effective Time any event with respect to the Company should occur and is required to be described in an amendment of, or a supplement to, the Schedule 13E-3, upon receipt of a description of such event from the Company, such amendment or supplement shall be promptly filed by Acquiror with the SEC and, as required by law, disseminated to the stockholders of the Company. The Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this subsection 3.2(d)(i), any statement which is made or incorporated by reference in the Schedule 13E-3 shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Schedule 13E-3 or any statement included in the Schedule 13E-3 modifies or supersedes such earlier statement.

                      (ii) None of the information about the Acquiror or any of its Affiliates supplied or to be supplied by Acquiror or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the

        Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Acquiror or any of its Affiliates should occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement, a description of such event shall be promptly furnished by Acquiror or its Affiliate(s) to the Company. For purposes of this subsection 3.2(d)(ii), any statement which is made or incorporated by reference in the Proxy Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or any statement included in the Proxy Statement modifies or supersedes such earlier statement.

               (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee from the Company or a Company Sub as a result of Acquiror being a party hereto or consummating any of the transactions contemplated by this Agreement.

                                   ARTICLE IV.
                     CONDUCT OF BUSINESS PENDING THE MERGER

        4.1. COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Acquiror shall otherwise consent in writing):

               (a) Ordinary Course. The Company and the Company Subs shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in accordance with past practice, and shall use all reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or the Company Subs with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

               (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any Company Sub to, and shall not propose to: (i) adjust, split, combine or reclassify any stock; (ii) make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its stock or any securities or obligations convertible into or exchangeable for any shares of its stock, voting securities or other ownership interests, or grant any stock appreciation rights or grant any individual, corporation or other entity any right, warrant or option to acquire any shares of its stock, voting securities or other ownership interests, except for: (A) distributions on Trust Shares not to exceed the greater of (1) the rate required by the terms thereof and (2) the minimum rate required for the Trust to maintain its status as a REIT; (B) regular quarterly distributions on preferred OP Units at the rates required by the terms thereof; (C) regular quarterly distributions on common OP Units at the rates recently paid by the OP; (D) regular quarterly distributions on Company Common Stock not to exceed the greater of (1) $.385 per share and (2) the minimum rate required for the Company to maintain its status as a REIT; provided that the record dates for the 1999 second and third quarter distributions shall not be earlier than June 15, 1999 and September 15, 1999, respectively; and (E) payment of dividend equivalents with respect to Restricted Stock Units; or (iii) repurchase, redeem or otherwise acquire any shares of its stock or any stock, voting securities or ownership interests in any Company Sub.

               (c) Issuance of Equity Securities. Except as disclosed on
Schedule 4.1(c) to the Company Disclosure Letter, the Company shall not and shall cause the Company Subs not to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any equity securities of the Company or any Company Sub, or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to the Company Benefit Plans, other than (i) the issuance of Company Common Stock upon the exercise of Options outstanding as of the date of this Agreement as disclosed in Section 3.1(c); provided any such issuance must be consistent with past practice and in accordance with the terms of the Company Stock Option Plans as in effect on the date of this Agreement, and no issuances shall be made with respect to any Option which is amended, accelerated or otherwise modified in violation of Section 4.1(i), (ii) issuances of Company Common Stock to holders of common limited partner interests in the OP upon exchange of common limited partner interests in the OP and (iii) issuances of excess stock of the Company in accordance with the terms of, and subject to the limits set forth in, the Organizational Documents of the Company upon transfers of Company Common Stock.

               (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the NYSE, the Company and the Company Subs shall not amend or propose to amend their respective Organizational Documents.

               (e) Properties. Except as set forth on Schedule 4.1(e) to the Company Disclosure Letter, the Company shall not, and shall not permit any Company Sub to sell, transfer, mortgage, lease, pledge, encumber or otherwise dispose of any Company Properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Company Sub, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case that is material to such party, except (i) pursuant to contracts or agreements in force at the date of this Agreement in accordance with the terms of such contract or agreement as in effect on the date of this Agreement, (ii) as reasonably necessary to protect REIT qualification,
(iii) pursuant to leases of apartment units in the ordinary course of business or (iv) pursuant to sales, transfers, mortgages, leases, pledges, encumbrances or other dispositions of assets other than Company Properties in the ordinary course of business.

               (f) Mergers and Acquisitions. Except as set forth on Schedule 4.1(f) to the Company Disclosure Letter, the Company shall not, and shall not permit any Company Sub to merge or consolidate with any entity, make any acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity, except transactions which are reasonably necessary to protect REIT qualifications.

               (g) Contracts. Except as set forth on Schedule 4.1(g) to the Company Disclosure Letter, the Company shall not, and shall not permit any Company Sub to, except for transactions which are reasonably necessary to protect REIT qualification, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without materially adverse changes of terms thereof.

               (h) Indebtedness. Except as set forth on Schedule 4.1(h) to the Company Disclosure Letter, the Company shall not, and shall not permit any Company Sub to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Sub or guarantee any debt securities of other Persons, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions that are incurred or committed to in the ordinary course of business consistent with past practice and that do not exceed $250,000 individually or $1 million in the aggregate.

               (i) Benefit Plans. The Company shall not, and shall not permit any Company Sub to, (i) increase the compensation payable or to become payable to any of its executive officers or employees or (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies (including the Retention Agreements) in effect on the date of this Agreement), except any such increases or grants made in the ordinary course of business and in accordance with past practice. The Company shall take all actions necessary to assure that (i) no awards shall be granted under any Company Stock Option Plan, or (ii) the terms and conditions of any award under any Company Stock Option Plan will not be amended, accelerated, or otherwise modified, and no other action will be taken with respect to any award under any Company Stock Option Plan, except as provided in Section 2.3 or otherwise in accordance with the contractual obligations of the Company in respect of any such awards.

               (j) Tax Election. The Company shall not, and shall not permit any Company Sub to, make any material Tax election (unless required by law or necessary to preserve the Company's status as a REIT or the status of any Company Sub as a partnership for federal tax purposes, as a REIT or as a "qualified REIT subsidiary" under Section 856(i) of the Code, as the case may
be).

               (k) Accounting Principles and Taxes. The Company shall not, and shall not permit any Company Sub to, (i) change in any material manner any of its methods, principles or practices of accounting in effect at September 30, 1998, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recently completed taxable year except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP.

               (l) Liabilities. Except as set forth on Schedule 4.1(l) to the Company Disclosure Letter, the Company shall not, and shall not permit any Company Sub to, pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereof) of the Company included in any of the SEC Reports or incurred in the ordinary course of business consistent with past practice.

               (m) Other Actions. The Company shall not, and shall not permit any Company Sub to, take any action that would result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

        4.2. ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) on operational matters, consistent with past practice, and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or would have a Material Adverse Effect on the Company or materially adversely affect any party's ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company, the Company Subs and Acquiror shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed, consistent with past practice. Subject to applicable laws relating to the exchange of information, each of the Company and Acquiror shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

        5.1. PREPARATION OF SCHEDULE 13E-3 AND PROXY STATEMENT; THE COMPANY STOCKHOLDERS MEETING.

               (a) Acquiror will, as promptly as practicable, prepare and file with the SEC, and will cause its Affiliates to cooperate, to the extent necessary, in such preparation and filing, a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3"). Acquiror will use all reasonable efforts, and will cause its Affiliates to cooperate, to the extent necessary, to cause the Schedule 13E-3 to be mailed to stockholders of the Company at the earliest practicable date.

               (b) The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement in connection with the vote of the Company's stockholders with respect to the Merger and this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, are herein called the "Proxy Statement"). The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date.

               (c) The Company shall (i) as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Required Company Votes, and (ii) through its Board of Directors and the Special Committee, recommend to its stockholders that they approve the transactions contemplated by this Agreement and shall not withdraw, modify or change such recommendation, or recommend any other offer or proposal, at any time prior to the conclusion of the Company Stockholders Meeting. Notwithstanding clause (ii) of the immediately preceding sentence of this subsection 5.1(c), the Special Committee or the Board of Directors of the Company (with the concurrence of the Special Committee) may at any time prior to the Effective Time withdraw, modify or change any recommendation regarding this Agreement or the Merger, or recommend any other offer or proposal, if the Special Committee or the Board of Directors of the Company (with the concurrence of the Special Committee) after consultation with its counsel, determines that taking any such action is required in accordance with its legal duties to the Company's stockholders under applicable law; provided, such withdrawal, modification, change or recommendation shall not affect or excuse the performance, or cure any breach, of, any obligation of the Company hereunder (other than that set forth in clause (ii) of the immediately preceding sentence of this subsection 5.1(c)), including, but not limited to, the requirements in clause (i) of the immediately preceding sentence of this subsection 5.1(c) and the requirements in Section 5.5.

        5.2. ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause the Company Subs, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause the Company Subs, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to Acquiror (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Acquiror may reasonably request.

        5.3. APPROVALS AND CONSENTS; COOPERATION. Each of the Company and Acquiror shall cooperate with each other and use (and shall take all reasonable steps to cause each of their respective Subsidiaries to use) its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including
(i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of the Company and Acquiror agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Acquiror shall use its reasonable efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Acquiror shall use its reasonable efforts to resist or resolve such suit. With respect to any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of any of Acquiror or its Affiliates to own its assets and to operate its businesses or (iv) cause the Company, the Company Sub, Acquiror or any of their Affiliates to pay damages in connection with claims related to the transactions contemplated by this Agreement, the Company and Acquiror (x) shall confer and cooperate with one another in the defense thereof and (y) shall not, without the written consent of the other (not to be unreasonably withheld), enter into any settlement, or consent to the entry of any judgment, relating thereto; provided that neither party may withhold its consent to any settlement or judgment which would not have the effects described in clauses (i)-(iv) of this sentence and pursuant to which it would be fully and unconditionally released from liability. The Company and Acquiror each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the
Schedule 13E-3 or the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Acquiror or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

        5.4. STOCK OPTIONS AND RESTRICTED STOCK. The Company and each Company Sub shall take all actions as may be necessary under the Company Stock Option Plans to effect the cancellations described in Section 2.3 and shall comply with all requirements regarding tax withholding in connection therewith. In addition to the foregoing and subject to the terms of the Company Stock Option Plans and applicable law, the Company shall take all actions necessary to cause the Company Stock Option Plans to be terminated at or prior to the Effective Time, and to satisfy Acquiror that no holder of Options, Restricted Stock Units or other awards under such Plans, or participant in any Company Stock Option Plans, will have any right to acquire any interest in the Company or Acquiror as a result of the exercise of Options, Restricted Stock Units or other awards or rights pursuant to such Company Stock Option Plans at or after the Effective Time.

        5.5. ACQUISITION PROPOSALS.

               (a) Unless and until this Agreement shall have been terminated by either party pursuant to Article VII hereof, the Company shall not take or cause, directly or indirectly, any of the following actions with any party other than Acquiror or its designees: (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Proposal"); (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information;
(iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the Merger.

               (b) Notwithstanding the foregoing, in response to a bona fide, unsolicited, written Acquisition Proposal from a Third Party (that does not result from a breach of this

Section 5.5), the Special Committee may, and may authorize and permit the Company's officers, directors, employees, financial advisors, representatives, or agents to, provide such Third Party with nonpublic information, otherwise facilitate any effort or attempt by such Third Party to make or implement such Acquisition Proposal, agree to or recommend or endorse any such Acquisition Proposal with or by any Third Party, and participate in discussions and negotiations with such Third Party relating to such Acquisition Proposal, if (i) the Special Committee believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal (A) provides or is likely to provide for higher per share value to the stockholders of the Company, (B) is capable of being fully financed and performed and (C) is not subject or is not likely to be subject to any material conditions to which the Merger is not subject (a "Superior Proposal"), (ii) the Special Committee, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure to do so would cause the members of such Special Committee to breach their legal duties to the stockholders of the Company under applicable law and (iii) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding the Company containing customary terms and conditions. The Company agrees, if so requested by Acquiror in its sole and absolute discretion (such request must to be made within five business days after receipt by Acquiror of notice of the Superior Proposal from the Company in accordance with Section 5.5(c)), to enter into an agreement to consummate a transaction with Acquiror or its designee on terms providing equivalent value for the Company's stockholders to the value provided by the terms contained in the Superior Proposal, including without limitation on the same terms contained in the Superior Proposal (a "Matching Transaction"). If Acquiror does not timely request to consummate a Matching Transaction following the Company's receipt of a Superior Proposal, the Special Committee (on behalf of the Company) may terminate this Agreement under Section 7.1(f) and accept such Superior Proposal, and the Special Committee may make or authorize any public statement, recommendation or solicitation in support of such Superior Proposal.

               (c) The Company shall notify Acquiror reasonably promptly after receipt by the Company (or any of their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the Company's properties, books or records by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. If the Acquisition Proposal is believed by the Special Committee to be a Superior Proposal, the Company shall reasonably promptly furnish to Acquiror all of the terms of such proposal and copies of any proposed agreement relating thereto. The Company shall continue to keep Acquiror informed, on a reasonably prompt basis, of the status of any discussions or negotiations of any Acquisition Proposal and the terms being discussed or negotiated.

               (d) The provisions of this Section 5.5 shall not constitute a waiver or limitation or in any way affect the rights of Acquiror or its Affiliates under the Organizational Documents of the Company or otherwise.

               (e) The provisions of this Section 5.5 shall not be deemed to affect any rights or claims in tort or otherwise of Acquiror or its Affiliates against any Person not affiliated with a party to this Agreement with respect to any attempt to interfere with, cause the termination of, or cause Acquiror or its Affiliates to lose any benefits under, this Agreement.

        5.6. [INTENTIONALLY OMITTED].

        5.7. WITHHOLDING/FOREIGN PERSONS. The Company shall promptly take all steps necessary to ensure compliance, and shall comply, with all withholding obligations with respect to any foreign stockholders of the Company in connection with the payment of the Merger Consideration.

        5.8. PUBLIC ANNOUNCEMENTS. The Company and Acquiror shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        5.9. DIRECTOR AND OFFICER LIABILITY. For six years after the Effective Time, Acquiror will cause the Surviving Entity to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's Organizational Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time by applicable law. For six years after the Effective Time, Acquiror will cause the Surviving Entity to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

        5.10. PAYMENT OF DIVIDENDS. Prior to the Effective Time, the Company shall pay any and all dividends or make any other distributions with respect to the Company Common Stock which have been declared or made by the Company as permitted by this Agreement. The record date and amount of any dividends or any other distributions with respect to the Company Common Stock which have been declared or made by the Company prior to the date of this Agreement and which remain unpaid as of the date of this Agreement are set forth on Schedule 5.10 to the Company Disclosure Letter.

        5.11. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company and Acquiror shall take any such reasonably necessary action.

                                   ARTICLE VI.
                              CONDITIONS PRECEDENT

        6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company and Acquiror to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions (it being understood that, in the case of the Company, any determination as to the satisfaction or waiver of any of the following conditions shall be made only by the Special Committee on behalf of the Company):

               (a) Required Company Votes. The Company shall have obtained the Required Company Votes.

               (b) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this
Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

               (c) HSR Act. If applicable, the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger are subject to the satisfaction of, or waiver by Acquiror, on or prior to the Closing Date, of the following additional conditions:

               (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

               (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

               (c) REIT Tax Opinion. Acquiror shall have received an opinion of Davis Polk & Wardwell, counsel to the Company, in form and substance reasonably satisfactory to Acquiror, dated as of the Effective Time, substantially to the effect that (i) commencing with the taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code, (ii) commencing with its taxable year ended December 31, 1998, the Trust has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and (iii) the OP and each other Company Sub which is a partnership has been, at all times since it has been a Company Sub, and continues to be, treated for federal income tax purposes as a partnership and not as an association or publicly traded partnership taxable as a corporation (in each case with customary exceptions, conditions, assumptions and qualifications).

               (d) Cancellation of Options and Restricted Stock Units. All Options and Restricted Stock Units under any Company Stock Option Plan shall be canceled in accordance with Section 2.3, and no holder of Options, Restricted Stock Units (or dividend equivalents relating thereto) or other awards under any Company Stock Option Plan or any other incentive compensation plans of the Company or any Company Sub shall have any further rights thereunder or any right or interest in the Company or Acquiror on or after the Effective Time, except as provided in the Retention Agreements. There shall be (i) no outstanding awards under any Company Stock Option Plan and (ii) no outstanding options, warrants or other rights to acquire stock or other forms of equity from the Company.

        6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company on or prior to the Closing Date of the following additional conditions (it being understood that any determination as to the satisfaction or waiver of any of the following conditions shall be made only by the Special Committee on behalf of the Company):

               (a) Representations and Warranties. Each of the representations and warranties of Acquiror set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of Acquiror that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

               (b) Performance of Obligations of Acquiror. Acquiror shall have performed or complied with all agreements and covenants required to be performed by it under this

Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

                                  ARTICLE VII.
                            TERMINATION AND AMENDMENT

        7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Special Committee (on behalf of the Company) or the Managing Member (on behalf of the Acquiror), whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

               (a) By mutual written consent of Acquiror and the Special Committee (on behalf of the Company), by action of the Managing Member of the Acquiror and the Special Committee (on behalf of the Company);

               (b) By either the Special Committee (on behalf of the Company) or Acquiror if the Merger shall not have been consummated by the date which is eight months from the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

               (c) By either the Special Committee (on behalf of the Company) or Acquiror if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

               (d) By either Acquiror or the Special Committee (on behalf of the Company) if the Required Company Votes shall not have been obtained at a duly held meeting of stockholders or at any adjournment thereof; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if it fails to fulfill its obligations under Section
5.1 and Section 5.5;

               (e) By Acquiror, if (i) after the receipt by the Company of an Acquisition Proposal, the Special Committee or the Board of Directors of the Company (including a majority of the members of the Special Committee) shall have withdrawn or modified its recommendation of this Agreement or the Merger,
(ii) after the receipt by the Company of an Acquisition Proposal (which Acquisition Proposal is public), Acquiror requests in writing that the Special Committee or the Board of Directors of the Company publicly reconfirm its recommendation of this Agreement and the Merger to the stockholders of the Company and the Special Committee or the Board of Directors of the Company (including a majority of the members of the Special

Committee), as applicable, fails to do so within 5 business days after its receipt of Acquiror's request; (iii) the Special Committee or the Board of Directors of the Company (including a majority of the members of the Special Committee) shall have recommended to the stockholders of the Company an Alternative Transaction; (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by the Company or an Affiliate of the Company) and the Special Committee or the Board of Directors of the Company (including a majority of the members of the Special Committee) recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or (v) the Company fails to call and hold the Company Stockholders Meeting by the Outside Date in breach of Section 5.1(c).

               (f) By the Special Committee (on behalf of the Company), prior to the approval of this Agreement by the stockholders of the Company, if the Company and the Special Committee have complied in all respects with Section 5.5, and the Special Committee has determined to accept a Superior Proposal; provided, however, that no termination shall be effective pursuant to this
Section 7.1(f) under circumstances in which a Break-Up Fee is payable by the Company pursuant to Section 7.2(c)(iii), unless concurrently with such termination, such Break-Up Fee is paid in full by the Company in accordance with
Section 7.2(c)(iii), as applicable;

               (g) By Acquiror, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the Effective Time, for so long as the Company continues in good faith to attempt to cure such breach, Acquiror may not terminate this Agreement under this Section 7.1(g); or

               (h) By the Special Committee (on behalf of the Company), upon a material breach of any covenant or agreement on the part of Acquiror set forth in this Agreement, or if (i) any representation or warranty of Acquiror that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Acquiror that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied ("Terminating Acquiror Breach"); provided, however, that, if such Terminating Acquiror Breach is capable of being cured by Acquiror prior to the Effective Time, for so long as Acquiror continues in good faith to attempt to cure such breach, the Company may not terminate this Agreement under this Section 7.1(h).

        7.2. EXPENSES

               (a) Except as otherwise provided in this Section 7.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Schedule 13E-3 and Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

               (b) Notwithstanding the foregoing, if (i) the Special Committee or the Board of Directors of the Company (including a majority of the members of the Special Committee) withdraw, modify or change any recommendation regarding this Agreement or the Merger, or recommend any other offer or proposal, as contemplated in Section 5.1(c) and (ii) the condition set forth in Section 6.1(a) is not satisfied, then the Company shall pay all of the Expenses incurred by Acquiror.

               (c) The Company shall pay Acquiror a Break-Up Fee upon the earliest to occur of the following events:

                      (i) the termination of this Agreement by either Acquiror or the Company pursuant to Section 7.1(d), if a proposal for an Alternative Transaction involving the Company shall have been publicly announced prior to the Company Stockholders' Meeting and either a definitive agreement for an Alternative Transaction is entered into, or such Alternative Transaction (or another Alternative Transaction with the proponent of such transaction or an Affiliate) is consummated, within eighteen months of such termination;

                      (ii) the termination of this Agreement by Acquiror pursuant to Section 7.1(e); or

                      (iii) the termination of this Agreement by the Special Committee (on behalf of the Company) pursuant to Section 7.1(f).

The Company's payment of a Break-Up Fee pursuant to this subsection shall be the sole and exclusive remedy of Acquiror against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by the Company.

               (d) The Break-Up Fee payable pursuant to Section 7.2(c) shall be paid concurrently with the first to occur of the events described in Section 7.2(c)(i), (ii) or (iii).

               (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any Third Party acquires more than 20% of the outstanding shares of Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 20% of the outstanding shares of

Company Common Stock or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company having a fair market value (as determined by the Special Committee of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

               (f) The "Break-Up Fee" shall be an amount equal to $19,250,000.

        7.3. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or the Company or their respective officers, members or directors except (i) with respect to Section 5.6 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

        7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorization of the Special Committee (on behalf of the Company) and the Managing Member of Acquiror, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the NYSE requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorization of the Special Committee (on behalf of the Company) and the Managing Member of Acquiror, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

        8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO OTHER REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither of the Company nor Acquiror makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, members, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

        8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is acknowledged. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (a) if to Acquiror, to TIC Acquisition LLC, 550 Newport Center Drive, Suite 900, Newport Beach, California 92660, Attention: Michael D. McKee, Facsimile No. (949) 720-2599, with copies to Thomas W. Dobson, Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, Facsimile No.
(213) 891-8763, and William J. Cernius, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626, Facsimile No. (714) 755-8290;

               (b) if to the Company, to Irvine Apartment Communities, Inc.,
Attention: President, Facsimile No. (949) 720-5503, with a copy to Jeffrey Small, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Facsimile No. (212) 450-4800.

        8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes"


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

or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

        8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

               (a) This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

               (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, except for Sections 2.1, 2.3 and 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.6. GOVERNING LAW. Except to the extent that the MGCL shall govern the Merger, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

        8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

        8.8. ASSIGNMENT. This Agreement and the rights, interests and obligations hereunder shall not be assigned, except by Acquiror to a party which, in a written instrument shall agree to assume all of Acquiror's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the Acquiror of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.10. DEFINITIONS. As used in this Agreement:

               (a) "Affiliate" means an affiliate, as defined in Rule 405 promulgated under the Securities Act; provided, that the Company and the Company Subs shall not be deemed Affiliates of Acquiror or its members or their Affiliates for purposes of this Agreement. For the avoidance of doubt, for purposes of this Agreement, TIC shall be an Affiliate of Acquiror.

               (b) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

               (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

               (d) "Company Affiliate" shall mean any entity which is (or at any relevant time was) treated as a single employer with the Company or any Company Sub under Section 414 of the Code or Section 4001(b)(11) of ERISA.

               (e) "Company Disclosure Letter" means the letter previously delivered to Acquiror by the Company disclosing certain information in connection with this Agreement.

               (f) "Company Stock Option Plans" means the Company's 1993 Stock Option Plan for Directors, 1993 Long-Term Stock Incentive Plan and 1996 Long-Term Stock Incentive Plan, each as amended.

               (g) "Company Sub" means a Subsidiary of the Company (excluding any Subsidiary of the Company which is inactive, has no business operations and has no liabilities).

               (h) "Knowledge" means the actual knowledge after reasonable investigation of the executive officers of the applicable entity.

               (i) "Material Adverse Effect" means, with respect to any Person, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, would be materially adverse to the business, operations, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; provided that, with respect to Section 3.1(o) only, in no event shall any change, circumstance or effect relating to or arising out of (i) the fact or terms of this Agreement or the Merger; (ii) general economic or market conditions; or
(iii) the real estate development industry generally constitute a Material Adverse Effect.

               (j) "OP Units" shall mean any of (i) limited partnership units of the OP, (ii) general partnership units of the OP, (iii) Series A Preferred Limited Partner Units of the OP and (iv) Series B Preferred Limited Partner Units of the OP.

               (k) "Organizational Documents" means, with respect to any entity, the charter, certificate of incorporation, bylaws, partnership agreement, declaration of trust or other governing documents of such entity, including any documents designating or certifying the terms of any security of such entity.

               (l) "Person" means an individual, corporation, partnership, limited partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

               (m) "Required Company Votes" means (i) the affirmative vote of the holders of two-thirds of the total number of outstanding shares of Company Common Stock in favor of this Agreement and the Merger and (ii) the affirmative vote of a number of shares of Company Common Stock (excluding the shares held by Acquiror and its Affiliates) representing a majority of the total number of outstanding shares of Company Common Stock.

               (n) "Required Regulatory Approvals" means all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, would have a Material Adverse Affect on TIC or the Company.

               (o) "Subsidiary" when used with respect to any party means any corporation, partnership, limited partnership, limited liability company or other organization, whether incorporated or unincorporated, any equity interests of which are owned by such party or by a Subsidiary of such party, or which is consolidated with such party for financial reporting purposes.

               (p) (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and (ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction.

               (q) "the other party" means, with respect to the Company, Acquiror and means, with respect to Acquiror, the Company.

               (r) "Third Party" shall mean any Person other than the Company, Acquiror and their respective Affiliates.

               (s) "Trust Shares" shall mean Series A Preferred Securities of the Trust.

               IN WITNESS WHEREOF, the Company and Acquiror have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of February 1, 1999.



                                     TIC ACQUISITION LLC,
                                     a Delaware limited liability company



                                     By:    /s/ MICHAEL D. MCKEE
                                            ------------------------------------
                                            Michael D. McKee
                                            Authorized Signatory

                                     IRVINE APARTMENT COMMUNITIES, INC.,
                                     a Maryland corporation



                                     By:    /s/ WILLIAM H. MCFARLAND
                                            ------------------------------------
                                            William H. McFarland
                                            President